March 03, 2008 08:00 AM Eastern Time

IdeaEdge, Inc. Announces 3-for-1 Stock Split

SAN DIEGO--(BUSINESS WIRE)--IdeaEdge, Inc. (OTCBB:IDED) announced today that its Board of Directors declared a 3-for-1 stock split of the Company's common shares, to be effected in the form of a 2-for-1 share dividend. Shareholders will receive two additional shares for each common share of IdeaEdge, Inc. owned as of the close of business on March 12, 2008. The Company's common shares will begin trading on the split-adjusted basis on March 13, 2008. As a result of the stock split, the number of common shares issued and outstanding will increase from approximately 12.5 million shares to approximately 37.5 million shares.

Jonathan Shultz, IdeaEdge’s Chief Financial Officer, commented, "This action reflects our desire to increase the number of outstanding shares of our common stock and target a trading price at a level more consistent with public companies at a similar stage in their corporate development. We also believe that this change will facilitate our immediate plans to seek further investment funding.” Mr. Shultz also added, “While companies often issue stock dividends in anticipation of significant upward stock price movements, this was not our reason for this action.”

TranShare, the Company's transfer agent, will issue the split shares on or after March 12, 2008 upon surrender. After that date, shareholders (at their option) may apply to TranShare for new certificates.

IdeaEdge, Inc. develops and markets innovative gift card programs and is headquartered at 6440 Lusk Blvd., Suite 200, San Diego, CA 92121, (858) 677-0080.

Certain statements contained in this press release are “forward-looking statements” within the meaning of federal securities laws, including, without limitation, anything relating or referring to future financial results and planned business activities. Such statements are inherently subject to risks and uncertainties, which include, without limitation, those in Company reports filed with the SEC. The Company can give no assurance that such expectations will prove correct. Future events and actual results could differ materially from those statements.

Contacts
IdeaEdge, Inc. Media and Investor Relations Contact:
Soames Haworth, 858-764-4346
shaworth@ideaedge.com